Exhibit 4.1
FOURTH AMENDMENT
          FOURTH AMENDMENT, dated as of February 23, 2009 (this “Amendment”), under the Second Amended and Restated Credit Agreement, dated as of March 16, 2007 (amending and restating the Amended and Restated Credit Agreement dated as of December 12, 2003 (amending and restating the Credit Agreement dated as of September 30, 1999)) (as amended and waived by the Amendment and Waiver dated as of July 23, 2007, the Second Amendment dated as of November 26, 2007 and the Third Amendment dated as of December 23, 2008 and as further amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among TENNECO INC., a Delaware corporation (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other financial institutions named therein as agents for the Lenders.
W I T N E S S E T H:
          WHEREAS, the Borrower, the Lenders and the Administrative Agent and certain other parties are parties to the Credit Agreement;
          WHEREAS, the Borrower has requested an amendment under the Credit Agreement; and
          WHEREAS, the Required Lenders and the Administrative Agent are willing to agree to such amendment of the Credit Agreement, subject to the terms and conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Borrower, the Required Lenders and the Administrative Agent hereby agree as follows:
          1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement, as amended hereby, are used herein as therein defined.
          2. Amendments to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended as follows:
(a) by inserting the following new definitions in proper alphabetical order:
     “Advanced Vehicle Manufacturing Facility Loans”: loans made by the Secretary of Energy pursuant to Section 136 of the Energy Independence and Security Act of 2007, 42 U.S.C. § 17013, for the costs of reequipping, expanding, or establishing a manufacturing facility in the United States to produce qualifying advanced technology vehicles or qualifying components and engineering integration performed in the United States of qualifying vehicles and qualifying components.

     “Fourth Amendment”: the Fourth Amendment dated as of February 23, 2009 to this Agreement.
     “Fourth Amendment Effective Date”: the date the Fourth Amendment becomes effective.
          (b) by deleting the definition of “ABR” in its entirety and substituting therefor the following definition:
     “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day. For purposes hereof “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.
          (c) by inserting the following proviso at the end of the definition of Applicable Margin:
and provided further that from and after the Fourth Amendment Effective Date, the Applicable Margin with respect to the Tranche B-1 Loans will be determined pursuant to the Tranche B-1 Pricing Grid.
          (d) by deleting subclauses (i) and (ii) of clause (c) of the definition of “Applicable Prepayment Percentage” and substituting therefor the phrase “, 50%”;
     (e) by amending the definition of “Consolidated EBITDA” by (i) deleting the amount “$80,000,000” in the fourth sentence thereof and substituting therefor the phrase “the amount of such cash restructuring charges announced and taken prior to the Fourth Amendment Effective Date plus $40,000,000” and (ii) deleting the amount “$10,000,000” in the sixth sentence thereof (beginning “In addition ...”) and substituting therefor the amount “$4,000,000”;
          (f) by deleting the amount “$150,000,000” in the definition of “Consolidated Net Leverage Ratio” and substituting therefor the amount “$100,000,000”; and
          (g) by deleting the amount “$50,000,000” in the definition of “Swingline Commitment” and substituting therefor the amount “$20,000,000”.
          3. Amendment to Section 2.4(d) (Investment of Amounts in Tranche B-1 Credit Linked Accounts. Section 2.4(d) of the Credit Agreement is hereby amended by deleting the percentage “0.10%” in clause (ii) thereof and substituting therefor the percentage “0.25%”.

          4. Amendment to Section 2.8 (Swingline Commitment). Paragraph (b) of Section 2.8 of the Credit Agreement is hereby amended by deleting such clause (b) in its entirety and substituting therefor the following:
     (b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the date that is five Business Days after such Swingline Loan is made.
          5. Amendment to Section 2.27 (Incremental Loan Extensions). Section 2.27 of the Credit Agreement is hereby amended by deleting the phrase “2.5 to 1.0” in clause (iii) of the first sentence thereof and substituting therefor the phrase “2.0 to 1.0”.
          6. Amendments to Section 7.1 (Financial Condition Covenants). Section 7.1 of the Credit Agreement is hereby amended as follows:
     (a) by deleting the table in clause (a) thereof in its entirety and substituting therefor the following table:

Consolidated Net
Period	Leverage Ratio
Fourth Quarter 2008	4.25 to 1.00
First Quarter 2009	5.50 to 1.00
Second Quarter 2009	7.35 to 1.00
Third Quarter 2009	7.90 to 1.00
Fourth Quarter 2009	6.60 to 1.00
First Quarter 2010	5.50 to 1.00
Second Quarter 2010	5.00 to 1.00
Third Quarter 2010	4.75 to 1.00
Fourth Quarter 2010	4.50 to 1.00
First Quarter 2011	4.00 to 1.00
Second Quarter 2011	3.75 to 1.00
Third and Fourth Quarters 2011	3.50 to 1.00
Fiscal Year 2012 and thereafter	3.50 to 1.00
          (b) by deleting the table in clause (b) thereof in its entirety and substituting therefor the following table:

Consolidated
Interest
Period	Coverage Ratio
Fourth Quarter 2008	2.10 to 1.00
First Quarter 2009	2.25 to 1.00
Second Quarter 2009	1.85 to 1.00
Third Quarter 2009	1.55 to 1.00

Consolidated
Interest
Period	Coverage Ratio
Fourth Quarter 2009	1.60 to 1.00
First Quarter 2010	2.00 to 1.00
Second Quarter 2010	2.25 to 1.00
Third Quarter 2010	2.30 to 1.00
Fourth Quarter 2010	2.35 to 1.00
First Quarter 2011	2.55 to 1.00
Second Quarter 2011	2.55 to 1.00
Third and Fourth Quarters 2011	2.55 to 1.00
Fiscal Year 2012 and thereafter	2.75 to 1.00
          7. Amendments to Section 7.2 (Indebtedness). Section 7.2 of the Credit Agreement is hereby amended as follows:
     (a) by deleting the amount “$125,000,000” in clause (e) thereof and substituting therefor the amount “$25,000,000”;
     (b) by deleting the phrase “in an aggregate principal amount not to exceed the local currency equivalent of $150,000,000 at any time outstanding” in clause (h) thereof and substituting therefor the phrase “; provided, that, at the time any such Indebtedness is incurred, after giving effect to such incurrence, the aggregate principal amount of all such Indebtedness permitted under this clause (h) shall not exceed the local currency equivalent of (i) $100,000,000 if the Consolidated Net Leverage Ratio (calculated after giving effect to the incurrence of such Indebtedness) is equal to or greater than 3.0 to 1.0 as of the last day of the most recently ended fiscal quarter, or (ii) $150,000,000 at any time if the Consolidated Net Leverage Ratio (calculated after giving effect to the incurrence of such Indebtedness) is less than 3.0 to 1.0 as of the last day of the most recently ended fiscal quarter”;
     (c) by deleting the amount “$150,000,000” in clause (j) thereof and substituting therefor the amount “$35,000,000 plus the remainder of (x) $40,000,000 less (y) the amount of all Indebtedness permitted and outstanding under clause (p) below”;
     (d) by deleting the word “and” at the end of clause (n) thereof;
     (e) by deleting the period at the end of clause (o) thereof and substituting therefor the phrase “; and”; and
     (f) by inserting the following new clause (p) therein:
(p) unsecured Indebtedness of the Borrower in respect of Advanced Vehicle Manufacturing Facility Loans in an aggregate principal amount not to exceed $40,000,000.

          8. Amendment to Section 7.3 (Liens). Section 7.3 of the Credit Agreement is hereby amended by deleting from clause (n) the amount “$100,000,000” therein and substituting therefor the amount “$50,000,000”.
          9. Amendment to Section 7.5 (Disposition of Property). Section 7.5 of the Credit Agreement is hereby amended as follows:
          (a) by deleting the word “and” at the end of clause (n) thereof;
          (b) by deleting the period at the end of clause (o) thereof and substituting therefor the phrase “; and”; and
          (c) by inserting the following new paragraph (p):
     (p) at the request of the Administrative Agent, the shares of any Foreign Subsidiary formed or organized under the laws of the Czech Republic may be transferred to any Wholly Owned Subsidiary to the extent necessary to pledge up to 65% of the voting capital stock of such Subsidiary under the laws of the Czech Republic pursuant to the Security Documents.
          10. Amendments to Section 7.6 (Restricted Payments). Section 7.6 of the Credit Agreement is hereby amended as follows:
          (a) by deleting paragraph (b) and substituting therefor the following:
     (b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employees of the Borrower or its Subsidiaries upon the death, disability or termination of employment of such officer or employee, provided that the aggregate amount of Restricted Payments under this paragraph (b) shall not exceed $1,000,000;
          (b) by inserting the following new paragraph (c):
     (c) the Borrower may make Restricted Payments in an aggregate amount not to exceed $30,000,000 in any fiscal year as long as, after giving effect to each such Restricted Payment, the pro forma Consolidated Leverage Ratio is less than 3.25 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available); and provided if, after giving effect to a Restricted Payment, the pro forma Consolidated Leverage Ratio would be less than 2.5 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available), then the Borrower may make Restricted Payments after the Closing Date in an aggregate amount not to exceed the sum of $100,000,000 plus 50% of Consolidated Net Income accruing from the Closing Date (it being understood that any Restricted Payment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in paragraph (c) for such Restricted Payment may no longer be satisfied thereafter); and provided further that the amount of Restricted Payments permitted under this paragraph (c) for any period shall be reduced by the amount of any Restricted Payments made pursuant to paragraph (b) above in such period. No Restricted Payment may be made pursuant to this paragraph (c) during a Default or Event of Default other than Restricted Payments required pursuant to contractual obligations to purchase Capital Stock or options of the Borrower or any Subsidiary from officers or employees or former officers or employees of the Borrower and its Subsidiaries; and
and (c) by making paragraph (c) new paragraph (d).
          11. Amendments to Section 7.8 (Investments). Section 7.8 of the Credit Agreement is hereby amended as follows:
     (a) by amending clause (g) thereof by (i) deleting the amount “$125,000,000” and substituting therefor the amount “$75,000,000” and (ii) deleting the proviso thereto.
     (b) by deleting the amount “$250,000,000” in clause (k) thereof and substituting therefor the amount “$50,000,000”; and
     (c) by deleting the amount “$100,000,000” in clause (m) thereof and substituting therefor the amount “$50,000,000”.
          12. Amendment to Section 7.9 (Optional Payments and Modifications of Senior Subordinated Notes). Section 7.9 of the Credit Agreement is hereby amended by (a) deleting the table at the end thereof and substituting therefor the following table:

Aggregate Senior
Subordinated Notes
	Senior Subordinated	and Second Lien
PF Consolidated	Notes Aggregate	Notes Maximum
Leverage Ratio	Maximum Amount	Amount
≥ 3.0x	$0	$10 million
≥ 2.5x	100 million	300 million
< 2.5x	125 million	375 million
(b) by deleting the word “and” where it appears at the end of clause (i) of such Section and (c) inserting the following clause (iii) at the end of such Section:
     and (iii) its Senior Subordinated Notes in exchange for Permitted Refinancing Indebtedness or in exchange for shares of common stock of the Borrower.
          13. Amendment to Section 7.15 (Optional Payments and Modifications of Second Lien Notes). Section 7.15 of the Credit Agreement is hereby amended by (a) deleting the amount “$150 million” in the table at the end thereof and substituting therefor the amount “$10 million”
(b) by deleting the word “and” where it appears at the end of clause (v) of such Section and (c) inserting the following clause (vii) at the end of such Section:

and (vii) in exchange for Permitted Refinancing Indebtedness or in exchange for shares of common stock of the Borrower.
          14. Amendment to Annex A (Pricing Grid). Annex A to the Credit Agreement is hereby deleted and replaced with Annex A attached to this Amendment.
          15. Waiver. The Required Lenders hereby waive any Default or Event of Default under Section 6.1(a) of the Credit Agreement if (a) such Default or Event of Default arises out of the existence of a “going concern” or like qualification or exception in the auditor’s report accompanying the financial statements delivered pursuant to Section 6.1(a) of the Credit Agreement for the fiscal year ending December 31, 2008 and (b) any such “going concern” or like qualification or exception is based in whole or significant part on conditions in the automotive industry, including without limitation uncertainty regarding the Borrower’s level of business with certain major customers.
          16. Representations and Warranties. The Borrower hereby confirms that the representations and warranties set forth in Section 4 of the Credit Agreement, as amended by this Amendment, are true and correct in all material respects as if made as of the Fourth Amendment Effective Date (except such representations and warranties as are made as of a particular date, which such representations and warranties shall be true and correct in all material respects as if made as of such date). The Borrower represents and warrants that, after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
          17. Effectiveness. This Amendment shall become effective as of the date set forth above (the “Fourth Amendment Effective Date”) on the date on which:
              (a) the Administrative Agent shall have received this Amendment executed and delivered by the Administrative Agent, the Borrower and the Required Lenders (or, in the case of any Lender, a lender addendum or joinder agreement in a form specified by the Administrative Agent) and acknowledged by the Loan Parties; and
              (b) the Administrative Agent shall have received payment of all fees required to be paid to the Administrative Agent and the Lenders by the Borrower on or prior to the date the conditions precedent set forth in this Section 17 have been satisfied in connection with this Amendment and payment of all reasonable out-of-pocket expenses of the Administrative Agent in connection with this Amendment which have been invoiced on or prior to such date.
          18. Amendment Fee. The Borrower hereby agrees to pay an amendment fee for the account of each Lender which approves this Amendment by delivering an executed counterpart hereof to the Administrative Agent on or prior to 12:00 Noon, New York City time, on February 19, 2009 in an amount equal to 0.50% of the sum of such Lender’s Revolving Commitment, Tranche B-1 Credit Linked Deposit Amount and Term Loans, payable on the date the conditions precedent set forth in Section 17 of this Amendment have been satisfied.
          19. Continuing Effect of the Credit Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Borrower that would require a waiver or consent of the Lenders and the Administrative Agent. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.
          20. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts (including telecopied counterparts), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.
          21. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

TENNECO INC.

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:

Name:
Title:

FOURTH AMENDMENT dated as of February 23, 2009 to the Tenneco Inc. Second Amended and Restated Credit Agreement, dated as of March 16, 2007 (amended and restating the Amended and Restated Credit Agreement dated as of December 12, 2003 (amending and restating the Credit Agreement dated as of September 30, 1999))

[LENDER]

By:

Name:
Title:

The undersigned Loan Parties acknowledge and agree to the Fourth Amendment and confirm that all of their obligations under the Loan Documents remain in full force and effect after giving effect thereto and the transactions contemplated thereby:

TENNECO INC.
TENNECO AUTOMOTIVE OPERATING COMPANY INC.
TENNECO INTERNATIONAL HOLDING CORP.
TENNECO GLOBAL HOLDINGS INC.
THE PULLMAN COMPANY
TMC TEXAS INC.
CLEVITE INDUSTRIES INC.

By:

Title:

Annex A
PRICING GRID FOR REVOLVING LOANS,
SWINGLINE LOANS, COMMITMENT FEES
AND TRANCHE A TERM FACILITY

	Applicable
	Margin	Applicable
	for Eurodollar	Margin for	Commitment
Consolidated Net Leverage Ratio	Loans	ABR Loans	Fee Rate
Greater than or equal to 5.0 to 1.0	5.50%	4.50%	.75%
Less than 5.0 to 1.0 and greater than or equal to 4.0 to 1.0	5.00%	4.00%	.50%
Less than 4.0 to 1.0	4.50%	3.50%	.50%
PRICING GRID FOR TRANCHE B-1 FACILITY

	Applicable
	Margin	Applicable
	for Eurodollar	Margin for
Consolidated Net Leverage Ratio	Loans	ABR Loans
Greater than or equal to 5.0 to 1.0	5.50%	4.50%
Less than 5.0 to 1.0	5.00%	4.00%
Changes in the Applicable Margin with respect to Revolving Loans, Swingline Loans, Tranche A Term Loans, the Tranche B-1 Facility or the Commitment Fee Rate resulting from changes in the Consolidated Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1(a) or (b) (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Net Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 5.0 to 1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Net Leverage Ratio shall for the purposes of this definition be deemed to be greater than 5.0 to 1.0. Each determination of the Consolidated Net Leverage Ratio pursuant to this pricing grid shall be made with respect to (or, in the case of clause (a) of the definition thereof, as at the end of) the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements. Notwithstanding the foregoing, the Applicable Margin and the Commitment Fee Rate from and after the Fourth Amendment Effective Date until the next Adjustment Date shall be calculated as if the Consolidated Net Leverage Ratio is greater than 5.0 to 1.0.